Hangman Productions Acquires Connected Lyfe, Inc.

Merger Strengthens IP-Based Communications and Entertainment Capabilities

South Jordan, Utah -- (MARKETWIRE) -- April 12, 2010, Hangman Productions, Inc. (OTC BB: HGMP) is proud to announce its acquisition of Connected Lyfe Inc., a Utah corporation, and the filing of a “dba” as “LYFE Communications, Inc.” with the Utah Department of Commerce, pending that name change, which will be submitted to its shareholders in an Information Statement.

The combination of the two organizations creates an opportunity to fully expand each company’s capabilities for the distribution and management of next generation media and communications services and the development of original production content for media distribution to customers.  Please refer to the Company’s 8- K Current Report for information related to this transaction, which is anticipated to be filed with the SEC no later than Monday, April 12, 2010.

Available over the UTOPIA Community Fiber Network, Connected Lyfe is now serving 16 communities across Utah’s Wasatch Front, delivering truly integrated digital television, high-speed Internet and enhanced voice over IP (VoIP).

About Connected Lyfe, Inc.

Connected Lyfe is developing, deploying and operating the Connected Lyfe Services Network for the next generation of communications and entertainment services.  By leveraging state of the art IP (Internet Protocol), Connected Lyfe can provide the most innovative and compelling media and communications services to consumers and businesses that increasingly want access to their television, Internet and voice services on their terms – from any device, at home, office or on the go.  More information is available at www.connectedlyfe.com.

About Hangman Productions, Inc.

Hangman Productions has been involved in the film production and management industry, focusing on seeking out undiscovered screenwriters in its “Screenplay Shootout Contests” and developing a pipeline between talented screenwriters and the Hollywood film-making community through its contractual relationship with an entertainment management production company.  It has also produced the film of a winning contestant in one of its contests.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers and other risks detailed from time to time in the Company’s periodic reports filed with the SEC.

Contact:

Michael Dancy

LYFE Communications, Inc.,

Investor Relations

801-746-3570

medancy@connectedlyfe.com